Exhibit 99.1

ZELTIQ AESTHETICS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2011 FINANCIAL RESULTS

Provides Full Year 2012 Guidance

Fourth Quarter Highlights

•	$18.8 million revenues, up 51.6% year over year and 6.1% sequentially

•	60,250 cycles shipped, up 158.0% year over year and 35.0% sequentially

•	Procedure fees revenues comprised 40.0% of total revenues, compared to 18.7% in the fourth quarter of 2010 and 25.4% in the third quarter of 2011

•	Installed base increased 19.1% sequentially to 967 systems as of December 31, 2011

Pleasanton, Calif., March 6, 2012 – ZELTIQ Aesthetics, Inc. (Nasdaq: ZLTQ) today announced financial results for the fourth quarter and full year ended December 31, 2011, and provided guidance for 2012.

President and Chief Executive Officer Gordie Nye said, “Our fourth quarter results complete an exciting year for ZELTIQ. We achieved 168% revenue growth for the full year 2011 and expanded our installed base to 967 systems worldwide, demonstrating strong demand for CoolSculpting. Our sales force and S.T.E.P. specialists are committed to enhancing each practice’s branding and marketing to drive utilization. The robust growth observed in consumer interest and the resulting utilization of our installed base is reflected in our year-over-year and sequential growth of procedure fees during the fourth quarter. We will continue to focus on expanding our installed base to achieve critical mass while driving procedure fee growth as a percentage of total revenues to enhance gross margins. With the completion of our October 2011 IPO, we are now strongly positioned to execute our sales, marketing, and pipeline strategies, including the initiation of direct to consumer advertising to achieve category-pioneering and industry-leading growth.”

“In February of 2012, we launched our consumer advertising campaign “Let’s Get Naked” in three initial markets: Austin, Charlotte and Phoenix. With its emphasis on CoolSculpting’s positive effect on one’s self confidence, “Let’s Get Naked” celebrates our technology’s unique aspects with an impactful call-to-action. As we roll out the campaign on a broader basis in the fall of 2012, we expect it to generate strong brand awareness and loyalty, leading to more rapid growth in consumer interest and further utilization of our installed base. We continue to see early evidence that cold-induced, non-surgical fat layer reduction has broad appeal to the large aesthetic neophyte population and expect the power of this advertising campaign to help establish the CoolSculpting brand around the world.”

“During the fourth quarter, we initiated our transition to direct sales in certain international markets, which delayed certain system sales in these markets. Additionally, in our NAF region, we observed a slower than normal end of year sales cycle due to a number of unanticipated product launches and trial offers that competed for physician capital equipment dollars. We expect these issues to work through the sales channel over time, and we have strengthened the focus and organization of our sales team to help neutralize these effects.”

Fourth Quarter Financial Review

Total net revenues for the fourth quarter of 2011 were $18.8 million, consisting of $11.3 million of systems revenues and $7.5 million of procedure fees revenues. This compares to total net revenues of $12.4 million, consisting of $10.1 million of systems revenues and $2.3 million of procedure fees revenues in the fourth quarter of 2010. Third quarter 2011 revenues were $17.7 million, consisting of $13.2 million of systems revenues and $4.5 million of procedure fees revenues. Cycles shipped increased to 60,250 in the fourth quarter of 2011, compared to 23,357 in the fourth quarter of 2010 and 44,619 in the third quarter of 2011, driving procedure fees revenue growth on both a year-over-year and sequential basis.

Gross profit was $12.3 million, or 65.6% of revenues, in the fourth quarter of 2011, compared to gross profit of $6.5 million, or 52.6% of revenues in the fourth quarter of 2010. Third quarter 2011 gross profit was $10.4 million, or 58.9% of revenues. Both year-over-year and sequential increases in gross profit were driven by an increase in procedure fees revenues as a percentage of total revenues, as well as a decrease in the per unit manufacturing cost of systems.

Operating expenses for the fourth quarter of 2011 were $17.3 million, compared to $8.4 million in the fourth quarter of 2010 and $13.2 million in the third quarter of 2011. Both year-over-year and sequential increases were primarily the result of growth of our North American direct sales force, costs to develop advertising assets, collateral for practice marketing initiatives, and increased research and development costs.

Net loss for the fourth quarter of 2011 was $5.4 million, compared to $2.0 million in the fourth quarter of 2010 and $2.9 million in the third quarter of 2011. Net loss attributable to common stockholders for the fourth quarter of 2011 was $0.22 per share, compared to $3.29 per share in the fourth quarter of 2010, and $3.17 per share in the third quarter of 2011.

2012 Financial Guidance

For the full year 2012, ZELTIQ expects total revenues to be in the range of $90.0 million to $94.0 million, an expected growth rate of 32% to 38% year-over-year. Procedure fees revenues are expected to be in the range of 40% to 44% of total revenues. Full year 2012 gross margins are expected to be in the range of 65% to 66% of total revenues, driven by an anticipated increase in procedure fees as a percentage of total revenues and reduced manufacturing costs. Full year 2012 operating expenses are expected to be in the range of 81% to 83% of total revenues; and sales and marketing expenses are expected to be in the range of 50% to 55% of total revenues, reflecting the continued roll-out of our recently launched advertising campaign. Full year 2012 net loss margin is expected to be in the range of 15% to 17% of total revenues.

Conference Call

ZELTIQ Aesthetics will host a conference call for investors on March 6, 2012 at 8:00 a.m. EST. The dial-in numbers are (877) 280-7291 for domestic callers and (707) 287-9361 for international callers. A live webcast of the call will also be available from the Investor Relations section of www.coolsculpting.com. A webcast replay from today’s call will also be available from the Investor Relations section of www.coolsculpting.com approximately two hours after the call and will be available for up to thirty days.

About ZELTIQ Aesthetics

ZELTIQ Aesthetics is a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform. The Company’s first commercial product, the CoolSculpting System, is designed to selectively reduce stubborn fat bulges that may not respond to diet or exercise. CoolSculpting is based on the scientific principle that fat cells are more sensitive to cold than the overlying skin and surrounding tissues. CoolSculpting utilizes patented technology of precisely controlled cooling to reduce the temperature of fat cells in the treated area, which is intended to cause fat cell elimination through a natural biological process known as apoptosis, without causing scar tissue or damage to the skin, nerves, or surrounding tissues. ZELTIQ developed CoolSculpting to safely, noticeably, and measurably reduce the fat layer within a treated fat bulge without requiring the patient to diet or exercise.

Forward-Looking Statements

This press release contains forward-looking statements relating to the company’s current and future business operations and financial performance and condition. Any statements contained in this press release that are not of historical facts may be deemed to be forward-looking statements, including our financial guidance for fiscal 2012. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect the company’s actual business operations and financial performance and condition. Factors that could materially affect our business operations and financial performance and condition include, but are not limited to, less than anticipated growth in the number of physicians electing to purchase CoolSculpting Systems, insufficient patient demand for CoolSculpting procedures, our failure to correctly estimate and control our future expenditures, and the failure of our sales and marketing plans to increase sales as well as those other risks and uncertainties set forth in our Quarterly Report on Form 10-Q for the quarterly period September 30, 2011, filed with the SEC on November 16, 2011. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

CONTACTS:

Josh Brumm

ZELTIQ Aesthetics, Inc.

Chief Financial Officer

925-474-2500

Nick Laudico / Amy Glynn

The Ruth Group

646-536-7030 / 7023

nlaudico@theruthgroup.com

aglynn@theruthgroup.com

ZELTIQ Aesthetics, Inc.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues	$18,798	$12,398	$68,144	$25,461
Cost of revenues	6,469	5,881	26,101	12,295

Gross profit	12,329	6,517	42,043	13,166

Operating expenses:
Research and development	2,948	1,975	10,488	8,222
Sales and marketing	10,281	4,353	28,953	11,987
General and administrative	4,059	2,028	11,299	5,873

Total operating expenses	17,288	8,356	50,740	26,082

Loss from operations	(4,959)	(1,839)	(8,697)	(12,916)
Interest income (expense), net	(9)	(44)	(93)	(497)
Other income (expense), net	(353)	(102)	(765)	(120)

Loss before provision for income taxes	(5,321)	(1,985)	(9,555)	(13,533)
Provision for income taxes	48	—	48	—

Net loss	(5,369)	(1,985)	(9,603)	(13,533)
Cumulative dividends on convertible preferred stock	(408)	(1,605)	(5,099)	(5,426)

Net loss attributable to common stockholders	$(5,777)	$(3,590)	$(14,702)	$(18,959)

Net loss per share attributable to common stockholders, basic and diluted	$(0.22)	$(3.29)	$(1.96)	$(20.19)

Weighted average shares of common stock outstanding used in computing net loss attributable to common stockholders—basic and diluted	25,846,891	1,090,056	7,506,282	939,028

ZELTIQ Aesthetics, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$83,908	$12,667
Accounts receivable, net	4,941	613
Inventory	4,476	2,164
Restricted cash	255	425
Prepaid expenses and other current assets	2,385	993

Total current assets	95,965	16,862
Property and equipment, net	2,144	1,397
Intangible asset, net	7,882	1,024
Other assets	8	—

Total assets	$105,999	$19,283

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$4,925	$3,373
Accrued liabilities	6,014	3,770
Deferred revenue, net of deferred costs	375	691
Current portion of notes payable	310	1,334

Total current liabilities	11,624	9,168
Notes payable, net of current portion	—	262
Convertible preferred stock warrant liability	—	257
Other non-current liabilities	72	201

Total liabilities	$11,696	$9,888
Convertible preferred stock	—	93,888
Total stockholders’ equity (deficit)	94,303	(84,493)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$105,999	$19,283

# # #